UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 31, 2007
PRIVATEBANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-25887	36-3681151
(State or other jurisdiction	(Commission file number)	(I.R.S. employer
of incorporation)		identification no.)

70 West Madison		60602
Chicago, Illinois		(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (312) 683-7100
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c),(d),(e)	Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Larry D. Richman as President and CEO to succeed Ralph B. Mandell who continues as Chairman of the Board
     On November 2, 2007, PrivateBancorp, Inc. (the “Company”), announced that Larry D. Richman, 55, has joined the Company and on November 5, 2007 will assume the role of its President and Chief Executive Officer, succeeding Ralph B. Mandell, who will continue as Chairman of the Board. Mr. Richman also succeeds Mr. Mandell as President and Chief Executive Officer of The PrivateBank-Chicago (the “Bank”). Mr. Richman was also elected to the Board of Directors of the Company and its Executive and Planning Committee, and as Chairman of the Board of The PrivateBank — Chicago.
     Prior to joining the Company, Mr. Richman had served as President and Chief Executive Officer of LaSalle Bank, NA and President of LaSalle Bank Midwest from March 2007 until September 30, 2007, and prior thereto held senior executive positions at LaSalle Bank, NA. Mr. Richman serves as a board member, trustee or advisory council member for various civic and charitable organizations, including Northwestern Memorial Hospital, the Chicago Museum of Science and Industry, Bradley University and the Indiana University Kelley School of Business.
     Pursuant to the terms of the employment arrangements entered into by the Company, the Bank and Mr. Richman (the “Agreement”), Mr. Richman will receive a base salary of not less than $785,000 per year and a target annual bonus of 125% of base salary. Mr. Richman will participate in benefit plans applicable to the Company’s senior executives. The Company has agreed to make Mr. Richman whole in the event that certain vested amounts to which Mr. Richman is entitled are not paid by his prior employer. The arrangements provide that Mr. Richman will be entitled to severance pay equal to 1.5 times salary and average bonus in the event of involuntary termination (which includes resignation for good reason) and continuation of certain benefits for a period of 18 months. If the involuntary termination occurs in connection with a change in control, the severance pay would be equal to 3.0 times base salary and the greater of the average or prior years’ bonus, and continuation of certain benefits for 36 months. Mr. Richman would be entitled to a full gross-up in the event he becomes subject to the excise tax on golden parachute payments.
     As a material inducement to Mr. Richman to join the Company and the Bank, Mr. Richman was awarded 375,000 stock options and 150,000 performance shares on November 1, 2007 under a newly-established Strategic Long-Term Incentive Compensation Plan. A majority of these equity awards are subject to performance-vesting requirements.
     The stock options have an exercise price of $26.10, the closing price of the Company’s common stock on November 1, 2007. One-half, or 187,500, of the stock options will be subject to time-vesting requirements (the “Time-Vesting Stock Options”). One-fifth of the Time-Vesting Stock Options will vest on each December 31st of each year beginning in 2008 through 2012, subject to Mr. Richman’s continued employment on each such date.
     The other half of the stock options (the “Performance-Vesting Options”) and the 150,000 performance shares (the “Performance Shares”) will vest subject to performance vesting requirements and Mr. Richman’s continued employment during the five-year performance period of 2008 through 2012. Under the performance vesting provisions, one-fifth of the Performance-Vesting Options will vest as of December 31st of each year beginning in 2008 if the required 20% compound annual growth in earnings per share (EPS) has been achieved and one-fifth of the Performance Shares will vest as of December 31st of each year beginning in 2008 if a required 20% compound annual growth in the Company’s stock price has been achieved during such year. These compound growth targets, which are based on the ten-day average closing stock price of $27.91 prior to the date of grant and twelve-months EPS of $1.65 at September 30, 2007 are as follows:

	20% Required Compound	20% Required Growth
Year	Annual EPS Growth	in Stock Price

2008	$1.98	$33.49

2009	$2.38	$40.19

2010	$2.85	$48.23

2011	$3.42	$57.87

2012	$4.11	$69.45

     Under the terms of the awards, achievement of the stock price requirement will be based on attainment of the required stock price for a period of twenty consecutive trading days during the year. The Performance Share awards have a catch-up provision permitting amounts to vest in a subsequent year if the stock price requirement for a later year is achieved. The Performance-Vesting Options provide an opportunity for partial vesting at the end of the five year performance period if cumulative five-year EPS reflects a compound annual growth rate of at least 15%. Each of the performance awards provides for minimum vesting of one-fourth of the Performance-Vesting Options and Performance Shares if Mr. Richman’s employment continues through December 31, 2012. In the event of involuntary termination, or in the event of a change in control prior to December 31, 2012, any unvested awards will vest in full.
     Mr. Richman’s employment arrangements also contains confidentiality provisions and non-competition and non-solicitation covenants which become effective December 31, 2008 and will survive for up to one year from his termination date.
     The Company will file a copy of Mr. Richman’s employment agreement as an exhibit to its Form 10-K for its fiscal year ending December 31, 2007.
Employment Arrangements with Ralph B. Mandell
     In connection with the management succession and Strategic Growth and Transformation Plan announced by the Company today, Mr. Mandell will serve as an executive Chairman of the Board of the Company through 2009, at which time it is anticipated that Mr. Mandell will become a consultant to the Company and Board. In recognition of the transition and of Mr. Mandell’s contributions to implementation and continuing importance to the success of the Strategic Growth and Transformation Plan, the Board of Directors approved changes to Mr. Mandell’s employment arrangements. Pursuant to the terms of the arrangements approved by the Board, Mr. Mandell’s base salary has been set at $600,000 for 2007, $650,000 for 2008 and $700,000 for 2009, with a target bonus in each of those years of 200% of base salary and annual equity awards with a value of $600,000 provided one-half in stock options and one-half in restricted stock. During the consulting period, Mr. Mandell will be entitled to receive $2 million in 2010 and $1 million in each of 2011 and 2012.
     In recognition of Mr. Mandell’s efforts toward achieving succession planning objectives, he was awarded 37,500 restricted stock units which will vest at the rate of 12,500 shares on each of December 31, 2007, 2008 and 2009, if his employment continues through those dates. In addition, on November 1, 2007, Mr. Mandell was granted a retention equity incentive of 112,500 stock options and

45,000 performance share units. The stock options have an exercise price of $26.10, the closing price on November 1, 2007, and are divided evenly between time-vesting options and performance vesting options with the same general vesting terms as the Time-Vesting Options and Performance-Vesting Options granted to Mr. Richman. The performance share units are subject to the same vesting provisions as those applicable to the Performance Shares granted to Mr. Richman, provided, that the award of the performance share units is conditioned upon Mr. Mandell’s agreement to enter into a revised employment agreement in substantially the same form as the employment arrangements entered into with Mr. Richman, in which case the provisions of such agreement relating to the vesting of the awards upon involuntary termination will apply to the stock options and performance share units. The foregoing equity awards were granted under the 2007 Incentive Compensation Plan described below.
     The Company will file a copy of Mr. Mandell’s new employment agreement as an exhibit to its Form 10-K for its fiscal year ending December 31, 2007.
Establishment of Strategic Long-Term Incentive Compensation Plan; Inducement Equity Awards
     On October 31, 2007, the Board adopted a Strategic Long-Term Incentive Compensation Plan (the “Strategic LTIP”) pursuant to which the Company has made the inducement equity awards to Mr. Richman (as described above), as well as other commercial banking executives who have been recently hired, or will be hired over the next three quarters, in support of the Strategic Growth and Transformation Plan announced by the Company today. The Strategic LTIP authorizes the grant of inducement equity awards to new hires with respect to up to 5 million shares of common stock. The Strategic LTIP is administered by the Company’s Board of Directors and Compensation Committee and authorizes the grant of stock options, stock appreciation rights, restricted stock, performance shares and other equity based awards.
     The inducement awards granted on November 1, 2007 to Mr. Richman and the other 26 recently hired executives totaled 763,500 Time-Vesting Options, 763,500 Performance-Vesting Options and 559,350 Performance Shares. These inducement awards have the same terms as the inducement awards made to Mr. Richman, except that vesting in the event of involuntary termination is pro rata based on the amount of vesting achieved through the end of the year in which involuntary termination occurs. Additional information regarding these awards is contained in the attached press release dated November 2, 2007, which is incorporated into this Item by reference.
Establishment of 2007 Incentive Compensation Plan; Retention Equity Awards
     On October 31, 2007, the Board also adopted the 2007 Incentive Compensation Plan (the “2007 Plan”) pursuant to which the Company has made retention incentive equity awards to Mr. Mandell (as described above), and to Dennis L. Klaeser, Chief Financial Officer, Gary S. Collins, Vice Chairman of the Bank, Hugh McLean, Vice Chairman of the Bank and 21 other senior executives of the Company and Bank whose continued efforts are critical to the success of the Strategic Growth and Transformation Plan. The terms of the retention incentive awards are similar and subject to the same provisions as those granted to Mr. Mandell, including, in the case of performance share units, the recipient’s agreement to enter into new employment arrangements in substantially the same form as the employment arrangements entered into with similarly-situated recently-hired banking executives. The 2007 Plan authorizes the grant of awards with respect to up to 5 million shares of common stock, as well as cash incentive awards similar to those authorized under the Company’s existing Incentive Compensation Plan. The retention incentive awards were made under the 2007 Plan because insufficient shares remain available for awards under the Company’s current Incentive Compensation Plan. In keeping with applicable rules of the NASDAQ Global Select Market, any awards which may vest or become payable prior to the approval of the 2007 Plan by the Company’s stockholders will be settled in cash. The 2007 Plan is administered by the Company’s Board of Directors and Compensation Committee and authorizes the grant of stock options, stock appreciation rights, restricted stock, performance shares and other equity based awards.

     The retention incentive awards granted on November 1, 2007 pursuant to the 2007 Plan to Mr. Mandell are described above. The number of time-vesting options, performance-vesting options, and performance share units granted to each of Messrs. Klaeser, Collins and McLean were 31,250, 31,250 and 25,000, respectively, and the aggregate number of awards granted to Messrs. Mandell, Klaeser, Collins, McLean and the other senior executives totaled 386,750 time-vesting options, 386,750 performance-vesting options and 280,875 performance share units. Additional information regarding these awards in contained in the attached press release dated November 2, 2007, which is incorporated into this Item by reference.

Item 7.01 Regulation FD Disclosure.
     The Company also announced the recent hiring of 26 middle market commercial banking executives, including Karen B. Case, Bruce Hague and Bruce S. Lubin, each of whom were previously leaders of different business lines at LaSalle Bank, N.A. Ms. Case holds the title of President of Commercial Real Estate Banking of the Bank, Mr. Hague will be President of National Commercial Banking of the Bank, and Mr. Lubin will be President of Illinois Commercial Banking of the Bank. Including these individuals, the total number of Managing Directors at the Company has increased to 195 from the 168 as of September 30, 2007.

Item 8.01 Other Events.
     The information set forth in Item 5.02 above is incorporated in its entirety into this Item by reference.
     On November 2, 2007, the Company issued the attached press release, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit	Description

99.1	Press Release dated November 2, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2007	PRIVATEBANCORP, INC.
	By:	/s/ Dennis Klaeser
Dennis Klaeser
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated November 2, 2007.